EXHIBIT 99.1

Contact:	James E. Crabbe Chairman VendingData™ Corporation 971-235-9101 jcrabbe@vendingdata.com	or	Yvonne L. Zappulla Managing Director Wall Street Investor Relations Corp. 212-681-4108 Yvonne@WallStreetIR.com

VendingData™ Appoints Seasoned Gaming Executive to Board of Directors

LAS VEGAS, Nevada – (PR Newswire) – March 11, 2005 – VendingData™ Corporation (AMEX: VNX) announced today that it has appointed Mark Newburg as an executive director to its Board. Mr. Newburg, whose career spans over 30 years, is a skilled global executive with experience in the gaming industry, as well as in executive positions in Fortune 100 companies within the computer hardware and software, telecommunications, and consumer products industries.

“It is my privilege to welcome Mark as an executive director of our Board with the responsibility of overseeing the company’s operations from his Board position,” commented James E. Crabbe, Chairman of the Board of VendingData™ Corporation. “Mark is a seasoned professional manager with in-depth experience of international manufacturing, sales and finance. His knowledge of the gaming industry from a sales and operational stand point will give us the ability to accelerate a number of strategic and revenue generating initiates.”

Mr. Newburg is currently President and Chief Executive Officer of VirtGame Corporation, a provider of innovative server-based software solutions to the gaming industry, which as of February 22, 2005, agreed to be acquired by Progressive Gaming Corporation. Mr. Newburg will maintain his role with VirtGame, to assist the Company until the acquisition is completed. It is expected that this transaction will be closed during the second quarter of 2005. Mr. Newburg joined VirtGame in August 2004 with the goal of quickly leading the company through its transition from research concept to commercialization, solidifying a productive and highly profitable business model, overseeing the development, licensing and introduction of several unique gaming products, and most importantly, exploring strategic partnerships.

Prior to VirtGame, Mr. Newburg, served as President of Aristocrat Technologies, Inc., a designer, builder and marketer of proprietary software and hardware to the gaming industries in 55 countries world-wide. He has received licenses in 130 gaming jurisdictions. Mr. Newburg also spent 21 years with NCR Corporation, with his last position as Vice President, Asia Pacific and Japan.

“Through my recently conducted due diligence process, I had the opportunity to become familiar with all aspects of VendingData™‘s business. What I found were product lines with tremendous potential, a streamlined organization, and a well-orchestrated manufacturing facility in China. I am looking forward to working with the organization to implement and achieve the company’s strategic objectives and to deliver on the company’s commitments,” commented Mr. Newburg.

About VendingData™ Corporation

VendingData™ Corporation is a Las Vegas-based developer, manufacturer and marketer of products for the gaming industry including the SecureDrop® System, Deck Checker™ and Random Ejection Shuffler™ line. We are committed to the cost-effective development and manufacture of additional new products as a key component of our strategy to broaden our product offerings to the gaming industry. Our products are currently installed in casinos throughout the United States, including Caesars Palace, Circus Circus, Harrah’s Entertainment, Luxor, Oneida Bingo & Casino and the Venetian. International customers include casinos in Argentina, China, Columbia, Korea, Malaysia, Peru, United Kingdom, and Uruguay. Visit the VendingData™ web site at http://www.vendingdata.com.

This release contains forward-looking statements. Such statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including the risks and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission.

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